Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

We prepared the following unaudited pro forma condensed combined financial statements based on the historical consolidated financial statements of MTBC, Inc. (“MTBC” or the “Company”) as adjusted to give effect to the following transactions (the “Transactions”):

●	Our acquisition of Meridian Billing Management Co. and Origin Holdings, Inc. (collectively, “Meridian”), which consists of all of the assets and liabilities of Meridian with an effective date of June 16, 2020;
●	Our acquisition of CareCloud Corporation (“CareCloud”), which consists of all of the assets and liabilities of CareCloud with an effective date of January 8, 2020; and
●	Our acquisition of Etransmedia Technology, Inc., and its wholly owned subsidiaries, (“ETM”), which consists of substantially all of the assets and the assumption of certain liabilities of ETM with an effective date of April 1, 2019.

Meridian, CareCloud and ETM are collectively referred to as the “Acquired Companies.”

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and the quarter ended March 31, 2020 give effect to the Transactions as if each of them had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 gives effect to the acquisition of Meridian as if it had occurred on March 31, 2020.

The pro forma condensed combined statements of operations include adjustments for our acquisitions under Article 11 of Regulation S-X. The results of the Transactions are shown for the periods prior to the acquisition of the Acquired Companies by MTBC.

We determined that the Transactions each involved the acquisition of a business, and considering the guidance in Rule 11-01(d) of Regulation S-X, met the significance test of Rule 8-04 of Regulation S-X.

The Meridian audited financial statements as of December 31, 2019 and 2018, and for the years then ended, and the interim financial statements for the three months ended March 31, 2020, appear elsewhere in this Form 8-K/A.

We have based the pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. We describe in greater detail the assumptions underlying the pro forma adjustments in the accompanying notes, which you should read in conjunction with these unaudited pro forma condensed combined financial statements. In many cases, we based these assumptions on estimates. The actual adjustments to our audited consolidated financial statements will depend upon a number of factors. Accordingly, the actual adjustments that will appear in our consolidated financial statements will differ from these pro forma adjustments, and those differences may be material.

We account for our acquisitions using the acquisition method of accounting for business combinations under generally accepted accounting principles used in the United States (“GAAP”), with MTBC being considered the acquiring entity. Under the acquisition method of accounting, the total consideration paid is allocated to an acquired company’s tangible and intangible assets, net of liabilities, based on their estimated fair values as of the acquisition date.

The Company issued 828,000 shares of its Series A Preferred Stock in April 2020 and a portion of the proceeds from such capital raise were used to finance the Meridian acquisition. The effect of this capital raise has been included in the unaudited pro forma condensed combined balance sheet and the related dividends have been recorded in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the three months ended March 31, 2020.

We provide these unaudited pro forma condensed combined financial statements for informational purposes only. These unaudited pro forma condensed combined financial statements do not purport to represent what our results of operations or financial condition would have been had the Transactions actually occurred on the assumed dates, nor do they purport to project our consolidated results of operations or financial condition for any future period or future date.

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

		January 1, 2019 to March 31, 2019		MTBC + Previously Acquired		Pro Forma		Pro Forma
	MTBC	ETM	CareCloud	Subtotal	Meridian	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$64,439	$2,067	$33,354	$99,860	$50,832	$-		$150,692
Operating expenses:
Direct operating costs	41,186	2,716	21,169	65,071	35,180	-		100,251
Selling and marketing	1,522	-	6,782	8,304	1,322	-		9,626
General and administrative	17,912	1,141	6,501	25,554	6,465	(732	)(1)	31,287
Research and development	871	-	13,733	14,604	291	-		14,895
Change in contingent consideration	(344)	-	-	(344)	-	-		(344)
Depreciation and amortization	3,006	20	3,208	6,234	6,880	(741	)(2)	12,373
Restructuring and impairment charges	219	-	-	219	4,195	-		4,414
Total operating expenses	64,372	3,877	51,393	119,642	54,333	(1,473)		172,502

Operating income (loss)	67	(1,810)	(18,039)	(19,782)	(3,501)	1,473		(21,810)

Interest expense - net	(121)	-	(4,212)	(4,333)	(2,544)	6,756	(3)	(121)
Other (expense) income - net	(625)	-	558	(67)	(83)	-		(150)
Loss before income taxes	(679)	(1,810)	(21,693)	(24,182)	(6,128)	8,229		(22,081)
Income tax provision	193	2	16	211	159	-	(4)	370
Net (loss) income	$(872)	$(1,812)	$(21,709)	$(24,393)	$(6,287)	$8,229		$(22,451)

Preferred stock dividend	6,386	-	-	6,386	-	4,917	(3)	11,303
Net loss attributable to common shareholders	$(7,258)	$(1,812)	$(21,709)	$(30,779)	$(6,287)	$3,312		$(33,754)

Weighted-average common shares outstanding:
Basic and diluted	12,088							12,088
Loss per share:
Basic and diluted	$(0.60)							$(2.79)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2020

		January 1 to 8, 2020	MTBC + Previously Acquired		Pro Forma		Pro Forma
	MTBC	CareCloud	Subtotal	Meridian	Adjustments		Combined
	(in thousands, except per share data)
Net revenue	$21,867	$618	$22,485	$10,931	$-		$33,416
Operating expenses:
Direct operating costs	13,567	343	13,910	8,082	-		21,992
Selling and marketing	1,580	108	1,688	276	-		1,964
General and administrative	5,593	148	5,741	1,668	(277	)(1)	7,132
Research and development	2,333	196	2,529	65	-		2,594
Depreciation and amortization	1,333	124	1,457	1,670	(1,023	)(2)	2,104
Restructuring and impairment charges	298	-	298	317	-		615
Total operating expenses	24,704	919	25,623	12,078	(1,300)		36,401

Operating (loss) income	(2,837)	(301)	(3,138)	(1,147)	1,300		(2,985)

Interest expense - net	(80)	-	(80)	(531)	531	(3)	(80)
Other income (expense) - net	445	(1)	444	(26)	-		418
(Loss) income before income taxes	(2,472)	(302)	(2,774)	(1,704)	1,831		(2,647)
Income tax provision	30	-	30	22	-	(4)	52
Net (loss) income	$(2,502)	$(302)	$(2,804)	$(1,726)	$1,831		$(2,699)

Preferred stock dividend	2,643	-	2,643	-	707	(3)	3,350
Net loss attributable to common shareholders	$(5,145)	$(302)	$(5,447)	$(1,726)	$1,124		$(6,049)

Weighted-average common shares outstanding:
Basic and diluted	12,311						12,311
Loss per share
Basic and diluted	$(0.42)						$(0.49)

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF March 31, 2020

	MTBC	Meridian	Acquisition Related Pro Forma Adjustments		Pro Forma Results
	(in thousands)
Cash	$8,396	$3,514	$3,744	(6),(7)	$15,654
Accounts receivable - net	9,315	5,059	(1,259	)(6)	13,115
Contract asset	2,885	856	25	(6)	3,766
Inventory	486	-	-		486
Current assets - related party	13	-	-		13
Other current assets	2,311	715	(11	)(6)	3,015
Current assets	23,406	10,144	2,499		36,049
Property and equipment - net	3,447	775	(349	)(6)	3,873
Operating lease right-of-use assets	6,431	2,726	80	(6)	9,237
Intangible assets - net	17,337	9,566	3,234	(5)	30,137
Goodwill	38,352	13,240	966	(5)	52,558
Other assets	860	187	(187	)(6)	860
Total assets	$89,833	$36,638	$6,243		$132,714

Accounts payable	$6,762	$2,940	$433	(6)	$10,135
Accrued compensation	1,900	-	-		1,900
Accrued expenses	3,025	3,500	91	(6)	6,616
Operating lease liability (current portion)	2,825	1,906	123	(6)	4,854
Deferred revenue	24	1,113	(206	)(6)	931
Accrued liability to related parties	1	-	-		1
Notes payable - other (current portion)	183	20,581	(20,581	)(6)	183
Contingent consideration	1,050	-	-		1,050
Other current liabilities	-	198	(135	)(6)	63
Dividend payable	2,407	-	-		2,407
Total current liabilities	18,177	30,238	(20,275)		28,140
Notes payable - other	45	-	-		45
Borrowings under line of credit	9,750	3,000	(3,000	)(6)	9,750
Operating lease liability	4,208	4,242	(216	)(6)	8,234
Deferred revenue	196	-	-		196
Deferred tax liability	260	-	-		260
Total liabilities	32,636	37,480	(23,491)		46,625
Preferred stock	3	-	2	(6),(7)	5
Common stock	13	23,290	(23,290	)(6)	13
Additional paid-in capital	86,853	36,714	(7,824	)(6),(7)	115,743
Accumulated deficit	(27,577)	(60,846)	60,846	(6)	(27,577)
Accumulated other comprehensive loss	(1,433)	-	-		(1,433)
Common shares held in treasury	(662)	-	-		(662)
Total shareholders’ equity (deficiency)	57,197	(842)	29,734		86,089
Total liabilities and shareholders’ equity (deficiency)	$89,833	$36,638	$6,243		$132,714

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On June 16, 2020, MTBC entered into a Stock Purchase Agreement (“SPA”) with Meridian and GMM II Holdings, LLC, a Delaware limited liability company (the “Seller”), pursuant to which MTBC purchased all of the issued and outstanding capital stock of Meridian from the Seller for total consideration of $15 million in cash, 200,000 shares of the Company’s 11% Series A Cumulative Redeemable Perpetual Preferred Stock (“Preferred Stock”) plus warrants to purchase 2,250,000 shares of the Company’s common stock, with an exercise price per share of $7.50 and a term of two years. The Company also assumed Meridian’s negative net working capital and certain long-term lease liabilities where the leased space is either not being utilized or will be vacated shortly, with an aggregate value of approximately $4.8 million. The Company sold Preferred Stock in April 2020 and a portion of the proceeds of such capital raise were used to finance the acquisition. The effect of the capital stock raise has been reflected in the pro forma condensed combined financial statements included herein.

The cash consideration was used to repay Meridian’s indebtedness (other than the aforementioned leases) and transaction expenses. A portion of the preferred stock consideration was held back and released by the Company after satisfaction of certain specified obligations of Meridian.

On January 8, 2020, MTBC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CareCloud, MTBC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”) and Runway Growth Credit Fund Inc. (“Runway”), solely in its capacity as a seller representative, pursuant to which Merger Sub merged with and into CareCloud (the “Merger”), with CareCloud surviving as a wholly-owned subsidiary of the Company. The Merger became effective simultaneously with the execution of the Merger Agreement.

The total consideration for the Merger paid at closing was $11.9 million in cash, the assumption of a working capital deficiency of approximately $5.1 million and 760,000 shares of the Company’s Preferred Stock. The Merger Agreement provides that if CareCloud’s 2020 revenues exceed $36 million, there will be an earn-out payment to the seller equal to such excess, up to $3 million. Additional consideration included warrants to purchase 2,000,000 shares of the Company’s common stock, 1,000,000 of which have an exercise price per share of $7.50 and a term of two years, and the other 1,000,000 warrants have an exercise price per share of $10.00 and a term of three years.

In April 2019, MTBC-Med, Inc., (“MED”), a newly-created Delaware corporation and a wholly-owned subsidiary of the Company, entered into an Asset Purchase Agreement (“APA”) with Formativ Health, Inc. (“FHI”) to acquire substantially all of the assets of Etransmedia Technology, Inc., and its wholly owned subsidiaries, (collectively, “ETM”). The agreement for sale was signed on April 3, 2019, with the transaction being effective as of April 1, 2019. Pursuant to the APA and subject to the conditions set forth therein, MED paid $1.6 million in cash and assumed certain liabilities in connection with the acquisition.

The audited 2019 and 2018 combined financial statements of Meridian were prepared under GAAP. Revenue recognition was determined under ASC 606 for the year ended December 31, 2019 and the three months ended March 31, 2020. The accounting for leases was determined under ASC 842 for the three months ended March 31, 2020. For the year ended December 31, 2019, Meridian accounted for its leases under ASC 840.

NOTES:

(1)	Expenses Directly Attributable to the Transactions — The following are non-recurring transaction expenses for professional and other fees incurred by the Company during the year ended December 31, 2019 and the three months ended March 31, 2020 associated with the Transactions. Such expenses were not considered in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the three months ended March 31, 2020.

Non-recurring transaction expenses associated with the Acquired Businesses

	MTBC	ETM	CareCloud	Meridian	Pro Forma Adjustments
	(in thousands)
Year ended December 31, 2019	$337	$-	$395	$-	$732
Three months ended March 31, 2020	277	-	-	-	277

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(2)	Amortization of Purchased Intangible Assets — We amortize intangible assets over their estimated useful lives. We based the estimated useful lives of acquired intangible assets on the amount and timing in which we expect to receive an economic benefit. We typically assign these intangible assets a useful life of between 3-4 years based upon a number of factors, including contractual agreements and economic factors pertaining to the combined companies.

The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors could result in a change to the estimated fair value of these intangible assets and/or the weighted-average useful lives from what we have assumed in these unaudited pro forma condensed combined financial statements. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

The amortization of intangible assets of our acquisitions, shown below, assumes that the assets were acquired on January 1, 2019.

Amortization expense for the year ended December 31, 2019

	ETM	CareCloud	Meridian	Total Expense
	(in thousands)
Pro forma amortization expense	$70	$3,466	$5,059	$8,595
As recorded in the historical financial statements	3	2,913	6,420	9,336
Pro forma adjustment	$67	$553	$(1,361)	$(741)

Amortization expense for the three months ended March 31, 2020

	ETM	CareCloud	Meridian	Total Expense
	(in thousands)
Pro forma amortization expense	$62	$642	$931	$1,635
As recorded in the historical financial statements	70	1,026	1,562	2,658
Pro forma adjustment	$(8)	$(384)	$(631)	$(1,023)

There was no adjustment for depreciation or amortization not related to purchased intangible assets.

(3)	Interest and Dividends— The interest expense incurred by Meridian and CareCloud of approximately $2.5 million and $4.2 million, respectively for the year ended December 31, 2019 and the interest expense incurred by Meridian for the three months ended March 31, 2020 of approximately $531,000 has been eliminated to reflect the full payment of outstanding debt balances as of the acquisition date. Dividends of approximately $2.6 million and $138,000, respectively, have been included for year ended December 31, 2019 and the three months ended March 31, 2020 as an adjustment to reflect the amounts that would have been recorded as a result of the issuance of the Company’s Preferred Stock as part of the consideration for the acquisition. Additionally, dividends of approximately $2.3 million and $569,000, respectively, have been included for the year ended December 31, 2019 and the three months ended March 31, 2020 as an adjustment to reflect the Company’s capital raise in April 2020 for which a portion of the proceeds were used to finance the Meridian acquisition.

(4)	Benefit for Income Tax — The income tax effects reflected in the pro forma adjustments are based on an estimated Federal statutory rate of 21% for the year ended December 31, 2019 and the three months ended March 31, 2020. We did not record a benefit for income taxes for the year ended December 31, 2019 and the three months ended March 31, 2020, in the unaudited pro forma condensed combined statement of operations since the Company has a valuation allowance recorded against its Federal and state deferred tax asset as of December 31, 2019 and March 31, 2020.

(5)	Intangible Assets — We based our estimates of each intangible asset type/category that we expect to recognize as part of the Meridian acquisition on the nature of the business and the fair value of contracts that we have entered into with the sellers. We based our estimates on experiences from our prior acquisitions and the types of intangible assets that we recognized as part of those acquisitions. In particular, our experience with our prior acquisitions indicates that customer contracts and customer relationships compose the significant majority of intangible assets for these types of businesses. We based the estimated useful lives of these intangible assets on the useful lives that we have experienced for similar intangible assets in prior acquisitions and on the nature of the assets.

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The amounts set forth below reflect the fair value of the intangible assets of Meridian that we acquired, and their estimated useful lives.

Intangible Assets of Meridian

	(in thousands)	Estimated useful life
Customer relationships	$11,900	4 years
Technology	900	3 years
Goodwill	14,206
Total intangible assets	$27,006

(6)	Preliminary Purchase Price Allocation — We recognize the assets and liabilities acquired at their fair value on the acquisition date, and if there is any excess in purchase price over these values, it is allocated to goodwill.

For the Meridian acquisition, management has made a fair value estimate of the assets acquired and liabilities assumed as of June 16, 2020. Our model includes assumptions such as revenue growth rates, profitability rates, attrition rates and weighted average costs of capital, where applicable.

The acquisition of Meridian includes the transfer of all customer relationships and agreements, accounts receivable, property and equipment and the assumption of all trade liabilities. We determined the fair value of the property and equipment acquired by reference to current market prices for such assets, and the value of the assumed liabilities were already stated at fair value or were contractually specified. An adjustment of $349,000 was required to adjust the property and equipment to fair value. The fair value of the operating lease right-of-use assets was determined based on our preliminary assessment of the leases assumed. The fair value of the accounts receivable was determined based on the subsequent collections and the customers’ payment history.

Included in the purchase price allocation are amounts for customer relationships determined by the Company using the multi-period excess earnings approach which was utilized in previous acquisitions.

The Company has engaged a third-party valuation specialist to assist in determining the fair value of the assets and liabilities acquired in the Meridian acquisition. The allocations of the purchase price for the Meridian acquisition are preliminary and are subject to revision and will be adjusted in future filings. The final purchase price will be determined when the third-party valuation specialist and the Company have completed the detailed valuations and necessary calculations.

The following table shows the preliminary purchase price allocation and the estimated fair values of the acquired assets and liabilities as of June 16, 2020.

Preliminary Purchase Price Allocation

Meridian
(in thousands)
Cash	$11,864
Preferred stock	5,000
Warrants	4,770
Total purchase price	$21,634

Accounts receivable	$3,800
Prepaid expenses	704
Contract asset	881
Property and equipment	426
Operating lease right-of-use assets	2,806
Customer relationships	11,900
Technology	900
Goodwill	14,206
Accounts payable	(3,373)
Accrued expenses	(3,591)
Other current liabilities	(63)
Operating lease liabilities	(6,055)
Deferred revenue	(907)
Total preliminary purchase price allocation	$21,634

(7)	April Preferred Stock Raise — The Company issued 828,000 shares of its Series A Preferred Stock in April 2020, raising net proceeds of approximately $19.1 million. A portion of the proceeds were used as consideration for the Meridian acquisition. The effect of this capital raise is reflected in the March 31, 2020 pro forma condensed combined balance sheet. The following table summarizes the impact of the capital raise:

Capital raise

(in thousands)
Cash	$19,122
Preferred Stock	1
Additional paid-in-capital	19,121

The effect of the dividend on the Preferred Stock issued has been recorded in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 and the three months ended March 31, 2020.

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